Exhibit 99.2

Diedrich Coffee Hires New Vice President of Franchise Operations

Irvine, California, January 29, 2009 – Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that Anthony A. Barr has joined the company as Vice President of its Gloria Jean’s Franchise Operations. Mr. Barr has extensive experience in all facets of franchise operations. Mr. Barr will be based in Irvine, California and will manage the Company’s Gloria Jean’s franchise and company retail operations.

“We are pleased to announce that Tony has joined the Gloria Jean’s team as our new Vice President of Franchise Operations and with over 30 years of experience in the franchise world, Tony will add tremendous value to the Gloria Jean’s franchise organization,” said Russ Phillips, President and Chief Executive Officer of Diedrich Coffee. Mr. Barr was most recently with Coco’s & Carrows Restaurants as their Senior Vice President of Operations overseeing all facets of operations in areas such as restaurant operations; franchise development; real estate and lease administration; franchise sales; and facilities, construction and store design.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through more than 900 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of December 10, 2008, the Company’s 114 retail outlets, the majority of which are franchised, are located in 25 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008. Except where required by law, the Company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734